FOR IMMEDIATE RELEASE

Advanced Oxygen Technologies, Inc. Announces Distributorship Agreement and Initial Sales

Randolph, VT, July 7, 2020 (GLOBE NEWSWIRE) -- Advanced Oxygen Technologies (OTC: AOXY) (the “Company”) announced today that through its indirect wholly owned subsidiary, Sharx DK ApS, the Company has entered into a Distribution Agreement with Cleaver ApS, a Danish Manufacturer (“Cleaver”), whereby the Company will serve as nonexclusive distributor of Cleaver’s products in Europe, South and North America. Cleaver is a manufacturer of a line of products for the logistics and cargo industry. The Company reported that the Company had sales of approximately $14,000 in the first week of the Distribution Agreement.

Girt Koustrup, Cleaver’s managing director said, “Our logistics line of products are well received in the logistics and cargo industry and our unique design features will significantly increase the work environment standard and safety in the industry. We believe that this relationship with Sharx/AOXY will capture market share and drive future growth."

Robert Wolfe, Chairman and CEO of AOXY, said, “We have been impressed with Cleaver’s product line and are very excited about this new relationship.”

Forward Looking Statement

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of sales abilities. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” plans,” “expects,” “aims,” “intends” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Advanced Oxygen Technologies, Inc.’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Advanced Oxygen Technologies, Inc. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contact: investorrelations@aoxy-ca.com